Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Laredo Petroleum, Inc.
Laredo Midstream Services, LLC
Garden City Minerals, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Debt	Subordinated Debt Securities	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Preferred Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Equity	Depositary Shares(4)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
	Other	Guarantees of Debt Securities(5)	Rule 456(b) and Rule 457(r)	(2)	(2)	(2)	(3)	(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
		Total Offering Amounts				N/A		N/A
		Total Fees Previously Paid						N/A
		Total Fee Offsets						N/A
		Net Fee Due						N/A

(1)	Any securities registered hereunder may be sold separately, together or in units with other securities registered hereunder.

(2)	There is to be registered hereunder such indeterminate number or amount of securities of each identified class as may from time to time be issued by the registrants at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions.

(3)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the registrants hereby defer payment of the registration fee required in connection with this Registration Statement.

(4)	The depositary shares being registered will be evidenced by depositary receipts issued under a depositary agreement. If Laredo Petroleum, Inc. elects to offer fractional interests in shares of preferred stock to the public, depositary receipts will be distributed to the investors purchasing the fractional interests, and the shares will be issued to the depositary under the depositary agreement.

(5)	A subsidiary of Laredo Petroleum, Inc. named as a Co-Registrant and any of Laredo Petroleum, Inc.’s other existing and/or future subsidiaries may fully and unconditionally guarantee, on an unsecured basis, the debt securities. No additional consideration will be received for the guarantees and in accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of the debt securities being registered.